SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                   FORM 8-K/A


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of report (Date of earliest event reported): March 23, 2001

                             ISOLYSER COMPANY, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Georgia
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

         0-24866                                         58-1746149
-----------------------------------         ------------------------------------
    (Commission File Number)                (I.R.S. Employer Identification No.)

             4320 International Boulevard, Norcross, Georgia 30093
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices (Zip Code)

                                 (770) 806-9898
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

     On March 9, 2001, Microtek Medical, Inc. ("Microtek"), a wholly owned subsidiary of Isolyser Company, Inc. ("Isolyser"), acquired from Deka Medical, Inc. ("Deka"), substantially all of the assets (the "Drape Assets") of Deka used or held for use in Deka's business of manufacturing, marketing and selling drapes for medical equipment and patients. On February 9, 2001, Microtek acquired from Deka substantially all of the assets (the "Clean-Op Assets") of Deka used or held for use in Deka's business of manufacturing, marketing and selling drapes and related supplies packaged as clean-op kits for surgical procedures (the acquisition of the Drape Assets and the Clean-Op Assets is hereafter referred to as the "Deka Acquisition"). Deka is not an "affiliate" of Isolyser within the meanings of the Securities Act of 1933, as amended. The purchase price paid in the Deka Acquisition was approximately $11.9 million, including the assumption of certain designated liabilities, subject to post-closing adjustment. The purchase price was negotiated at arms' length.

Item 7.  Financial Statements and Exhibits

     (a) Financial Statements of Businesses Acquired:

     The following financial statement information of Deka Medical, Inc. and subsidiary ("Deka") is filed as part of this current report:

     Independent Auditors' Report of KPMG LLP

     Consolidated Balance Sheets as of December 31, 2000 and 1999

     Consolidated Statements of Operations for the years ended December 31, 2000 and 1999

     Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2000 and 1999

     Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 1999

     Notes to the Consolidated Financial Statements

     (b) Pro Forma Financial Information:

     The following unaudited pro forma financial information is filed as part of this current report:

     Introduction to Unaudited Pro Forma Information

     Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2000

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000

     Notes to the Pro Forma Condensed Consolidated Financial Statements

     (c) Exhibits:

     2.1* Asset Purchase Agreement dated as of February 9, 2001, among Microtek,
          Deka and certain stockholders of Deka.

     2.2* First  Amendment to Asset Purchase  Agreement dated as of February 23,
          2001, among Microtek, Deka and certain stockholders of Deka.

     2.3* Second  Amendment  to Asset  Purchase  Agreement  dated as of March 9,
          2001, among Microtek, Deka and certain stockholders of Deka.

     23.1 Consent of KPMG LLP

     --------------------------------------------------
     *Incorporated by reference to Isolyser's current report dated March 9, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be duly signed on its behalf by the undersigned hereunto duly authorized.


                                ISOLYSER COMPANY, INC.



                                By:   /s/ R.G. Wilson
                                      ------------------------------------------
                                      R. G. Wilson, Chief Financial Officer



Dated:  May 23, 2001

                          Independent Auditors' Report



The Board of Directors
DEKA Medical, Inc.:

We have audited the accompanying consolidated balance sheets of DEKA Medical, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

At December 31, 2000 and 1999, the Company had not maintained customary records for the valuation of its inventories. It was not practicable to extend our auditing procedures sufficiently to satisfy ourselves as to the fairness of the valuation used in the determination of such inventories, stated at $4,804,232 and $4,966,811, respectively, in the accompanying consolidated financial statements as of December 31, 2000 and 1999. Such amounts enter into the determination of financial position, results of operations and cash flows.

In our opinion, except for the effects on the 2000 and 1999 consolidated financial statements, if any, as might have been determined to be necessary had we been able to apply adequate procedures to the valuation of inventories as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DEKA Medical, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has incurred significant losses from operations during 2000 and 1999, has a net capital deficiency and, in February and March 2001, sold substantially all of its assets to an unrelated third party. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                  /s/ KPMG LLP
Jackson, Mississippi
May 9, 2001

                                            DEKA MEDICAL, INC. AND SUBSIDIARY
                                               Consolidated Balance Sheets
                                                December 31, 2000 and 1999
                                      ASSETS                                               2000                1999
                                                                                     ------------------  ------------------
Current assets:
    Cash                                                                             $      85,377             123,816
    Receivables:
      Trade accounts                                                                     4,585,943           3,038,741
      Other                                                                                 48,012              63,797
                                                                                     ------------------  ------------------
                                                                                         4,633,955           3,102,538
      Less allowance for doubtful receivables                                             (347,366)           (130,084)
                                                                                     ------------------  ------------------
                 Net receivables                                                         4,286,589           2,972,454
                                                                                     ------------------  ------------------
    Inventories                                                                          4,804,232           4,966,811
    Other current assets                                                                     5,317              87,336
                                                                                     ------------------  ------------------
                 Total current assets                                                    9,181,515           8,150,417
                                                                                     ------------------  ------------------
Property and equipment, net                                                              1,834,395           2,291,125
Other assets, net                                                                        2,508,906          11,934,569
                                                                                     ------------------  ------------------
                                                                                     $  13,524,816          22,376,111
                                                                                     ==================  ==================
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Notes payable                                                                    $  18,904,672          14,725,635
    Trade accounts payable                                                               2,434,174           2,258,449
    Accrued expenses                                                                       568,947             687,008
                                                                                     ------------------  ------------------
                 Total current liabilities                                              21,907,793          17,671,092
                                                                                     ------------------  ------------------
Stockholders' equity (deficit):
    Series A preferred stock, par value $.01 per share.  Authorized
      140,000 shares; issued and outstanding 80,000 shares                                     800                 800
    Series B preferred stock, par value $.01 per share.  Authorized
      3,400,000 shares; issued and outstanding 2,724,701 shares
      at December 31, 2000 and 2,442,055 shares at
      December 31, 1999                                                                     27,247              24,421
    Preferred stock, $.01 par value.  Authorized 2,460,000 shares;
      none issued                                                                               --                  --
    Common stock, par value $.01 per share. Authorized 20,000,000
      shares; issued and outstanding 927,647 shares                                          9,276               9,276
    Additional paid in capital                                                          17,193,855          15,696,677
    Accumulated deficit                                                                (25,614,155)        (11,026,155)
                                                                                     ------------------  ------------------
                 Total stockholders' equity (deficit)                                   (8,382,977)          4,705,019
                                                                                     ------------------  ------------------
Commitments and contingencies                                                        $  13,524,816          22,376,111
                                                                                     ==================  ==================


See accompanying notes to consolidated financial statements.

                                           DEKA MEDICAL, INC. AND SUBSIDIARY
                                         Consolidated Statements of Operations
                                        Years ended December 31, 2000 and 1999
                                                                                       2000                 1999
                                                                               ---------------------  ------------------
Net sales                                                                      $     23,245,093           9,018,651
Cost of sales                                                                        22,624,152           8,854,732
                                                                               ---------------------  ------------------
                   Gross profit                                                         620,941             163,919
                                                                               ---------------------  ------------------
Selling, general and administrative expenses                                          3,975,567           3,833,701
Amortization of goodwill                                                                608,677             102,538
Amortization of patent cost                                                                  --              23,380
Loss on impairment of assets                                                          8,800,000                  --
Loss on impairment of patent                                                                 --             311,760
                                                                               ---------------------  ------------------
                   Total operating expenses                                          13,384,244           4,271,379
                                                                               ---------------------  ------------------
                   Loss from operations                                             (12,763,303)         (4,107,460)
                                                                               ---------------------  ------------------
Other expenses:
    Interest, net                                                                     1,776,476             461,741
    Amortization of deferred loan costs                                                  48,221              46,991
                                                                               ---------------------  ------------------
                   Total other expenses                                               1,824,697             508,732
                                                                               ---------------------  ------------------
                   Net loss                                                    $    (14,588,000)         (4,616,192)
                                                                               =====================  ==================

See accompanying notes to consolidated financial statements.


                                                                DEKA MEDICAL, INC. AND SUBSIDIARY
                                                    Consolidated Statements of Stockholders' Equity (Deficit)
                                                              Years ended December 31, 2000 and 1999
                                           Series A    Series B              Additional
                                           Preferred   Preferred  Common      paid in          Accumulated
                                             stock       stock     stock      capital            deficit          Total
                                           ---------   ---------  --------   -------------  ---------------  ----------------
Balance at December 31,1998                $ 800          7,575     9,276       8,812,725      (6,409,963)        2,420,413
Issuance of 1,300,167 shares of Series B
    preferred stock                           --         13,002        --       6,887,796              --         6,900,798
Series B preferred stock dividend,
    384,388 shares                            --          3,844        --          (3,844)             --                --
Net loss                                      --             --        --              --      (4,616,192)       (4,616,192)
                                           ---------   ---------  --------   -------------  ---------------  ----------------
Balance at December 31, 1999                 800         24,421     9,276      15,696,677     (11,026,155)        4,705,019
Net loss                                      --             --        --              --     (14,588,000)      (14,588,000)
Issuance of 282,646 shares of Series B
    preferred stock                           --          2,826        --       1,497,178              --         1,500,004
                                           ---------   ---------  --------   -------------  ---------------  ----------------
Balance at December 31, 2000               $ 800         27,247     9,276      17,193,855     (25,614,155)       (8,382,977)
                                           =========   =========  ========   =============  ===============  ================

See accompanying notes to consolidated financial statements.


                        DEKA MEDICAL, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2000 and 1999
                                                                               2000                 1999
                                                                         ------------------  -------------------
Cash flows from operating activities:
    Net loss                                                             $ (14,588,000)          (4,616,192)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
         Depreciation and amortization                                       1,238,646              600,082
         Loss on impairment of assets                                        8,800,000                   --
         Issuance of notes payable for interest payments                       498,451               20,727
         Loss on impairment of patent                                               --              311,760
         Changes in assets and liabilities, net of acquisitions:
           Accounts receivable                                              (1,314,135)            (211,460)
           Inventories                                                         162,579              460,919
           Other current assets                                                 82,019              (71,005)
           Accounts payable and accrued expenses                                57,664              826,585
                                                                         ------------------  -------------------
                   Net cash used in operating activities                    (5,062,776)          (2,678,584)
                                                                         ------------------  -------------------
Cash flows from investing activities:
    Additions to property and equipment                                       (125,018)            (877,547)
    Net cash used in acquisitions                                                   --          (11,027,000)
    Change in other assets                                                      (3,100)                 696
                                                                         ------------------  -------------------
                   Net cash used in investing activities                      (128,118)         (11,903,851)
                                                                         ------------------  -------------------
Cash flows from financing activities:
    Net borrowings under revolving credit agreement                          2,714,484            3,889,536
    Proceeds from notes payable                                              1,500,000            6,200,000
    Principal payments on notes payable                                       (533,898)          (1,166,927)
    Additions to deferred loan costs                                           (28,135)             (74,386)
    Issuance of preferred stock                                              1,500,004            5,700,798
                                                                         ------------------  -------------------
                   Net cash provided by financing activities                 5,152,455           14,549,021
                                                                         ------------------  -------------------
                   Net decrease in cash                                        (38,439)             (33,414)
Cash at beginning of year                                                      123,816              157,230
                                                                         ------------------  -------------------
Cash at end of year                                                      $      85,377              123,816
                                                                         ==================  ===================
Supplemental disclosure of cash flow information:
Cash paid for interest                                                   $   1,301,000              407,000
                                                                         ==================  ===================
Debt issued related to acquisition                                       $          --            1,200,000
                                                                         ==================  ===================
Preferred stock issued related to acquisition                            $          --            1,200,000
                                                                         ==================  ===================
Debt issued to finance interest payments                                 $     498,451               20,727
                                                                         ==================  ===================

See accompanying notes to consolidated financial statements.


1361767v1

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(1)  Organization and Consolidation

     DEKA Medical, Inc. (DEKA) (formerly Mask Industries, Inc.) a Florida corporation, was incorporated in 1991 and was acquired by its present owners on January 31, 1997. DEKA and its wholly-owned subsidiary, DEKA Medical Limited, Inc., (collectively, the "Company") design, manufacture and sell a broad range of surgical and medical supplies primarily throughout the United States and Europe.

     The consolidated financial statements include the accounts and results of operations of DEKA Medical, Inc. and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.


(2)  Summary of Significant Accounting Policies

     (a)  Inventories

          Inventories are stated at the lower of cost (first-in, first-out) or market.

     (b)  Property and Equipment

          Property and equipment are stated at cost. Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the assets.

     (c)  Other Assets

          Goodwill, which represents the excess of the purchase price over the estimated fair values of the net assets acquired, is amortized over twenty years using the straight-line method. Deferred loan costs are being amortized over the terms of the related indebtedness using the straight-line method which does not differ materially from the interest method.

          The patent was recorded at cost and was being amortized over its remaining legal life using the straight-line method. During 1999, the Company determined that the patent no longer had any future value; accordingly, an impairment loss was recorded.

     (d)  Long-Lived Assets

          Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. At December 31, 2000, the Company recorded an impairment loss of $8,800,000 related to the sale of substantially all of its assets in February and March 2001
                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

          (see note 15). The impairment loss adjusted property, equipment and goodwill to estimated fair value less cost to sell.

     (e)  Research and Development

          Research and development expenditures are charged to expense as incurred and are included in selling, general and administrative expenses. Research and development expenses were not material for the years ended December 31, 2000 and 1999.

     (f)  Stock Based Compensation

          The Company accounts for its stock option plan in accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." This standard defines a fair value based method of accounting for employee stock options or similar equity instruments. Companies may elect either to recognize related compensation cost by adopting the fair value method or to use the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and provide supplemental disclosures as required under SFAS 123. The Company has elected to follow the requirements of APB 25, and accordingly there is no effect for the Company's stock option plan on the results of operations.

     (g)  Revenue Recognition

          Revenue is recognized when goods are shipped and title and risk of ownership have passed. The Company allows goods to be returned if they do not meet the customer's specifications. An allowance is recorded for such returns.

     (h)  Income Taxes

          The Company uses the asset and liability method in accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.
                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

     (i)  Use of Estimates

          These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Accordingly, management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Estimates that are particularly susceptible to significant change in the near term relate primarily to the reserve for obsolete and slow-moving inventories and the allowance for doubtful accounts.


(3)  Liquidity

     As reflected in the accompanying consolidated financial statements, the Company has incurred significant losses in 2000 and 1999 and has a net stockholders' deficit as of December 31, 2000. The Company sold substantially all of its assets in February and March 2001 and utilized the proceeds to reduce notes payable. As a result of the sale, the Company does not plan to continue its operations. Accordingly, these matters raise substantial doubt about the Company's ability to continue as a going concern.

(4)  Acquisition

     On December 15, 1999, the Company purchased certain assets and assumed certain liabilities of the Bemiss-Jason Medical division from Bemiss-Jason Corporation, a California corporation, in a transaction accounted for using the purchase method of accounting. The purchase price consisted of $10,800,000 in cash, a subordinated note payable of $1,200,000, 226,116 shares of the Company's Series B Preferred Stock and warrants for the purchase of 133,803 shares of the Company's common stock.


                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


     The fair value of assets and liabilities purchased or assumed at the acquisition date follows:

     Accounts receivable and inventories                       $  3,439,000
     Equipment                                                      650,000
     Current liabilities                                         (1,250,000)
                                                               --------------
                        Fair value of tangible net assets         2,839,000
     Goodwill                                                    10,361,000
                                                               --------------

     Purchase price                                            $ 13,200,000
                                                               ==============

     Consideration paid for acquisition:
         Cash                                                  $ 10,800,000
         Note payable                                             1,200,000
         Preferred stock and warrants                             1,200,000
                                                               --------------
                                                               $ 13,200,000
                                                               ==============

     The purchase price for the acquisition was allocated to the assets and liabilities acquired based on their respective estimated fair values. Direct costs of the acquisitions, such as legal fees and closing costs, are included in the allocation of costs described above. The results of operations of the acquired business are included in the Company's operations from the date of acquisition.


(5)  Inventories

     A summary of inventories follows:

                                                          December 31,
                                              ----------------------------------
                                                    2000                1999
                                              -----------------   --------------

     Raw materials                            $  3,238,119           2,317,803
     Finished goods                              2,436,113           3,519,008
                                              -----------------   --------------
                                                 5,674,232           5,836,811
     Reserve for obsolete and slow-moving
         inventories                              (870,000)           (870,000)
                                              -----------------   --------------

                                              $  4,804,232           4,966,811
                                              =================   ==============


                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(6)  Property and Equipment

     A summary of property and equipment follows:

                                                                                  December 31,
                                                      Estimated        --------------------------------------
                                                     useful life              2000                1999
                                                  ------------------   -------------------  -----------------

     Machinery and equipment                         3 - 5 years       $    1,996,896          1,854,221
     Furniture, fixtures and equipment               3 - 5 years              628,838            548,900
     Leasehold improvements                            8 years                506,876            373,945
     Building improvements                             5 years                171,457            171,457
     Construction in progress                              --                      --            221,598
                                                                       -------------------  -----------------
                                                                            3,304,067          3,170,121
     Less accumulated depreciation                                         (1,469,672)          (878,996)
                                                                       -------------------  -----------------
                                                                       $    1,834,395          2,291,125
                                                                       ===================  =================


(7)  Other Assets

     A summary of other assets follows:

                                                       December 31,
                                           -------------------------------------
                                                 2000                1999
                                           ------------------  -----------------

     Goodwill                              $   3,373,533         12,165,541
     Deferred loan costs                         153,889            125,754
     Other                                            --              6,047
                                           ------------------  -----------------
                                               3,527,422         12,297,342
     Less accumulated amortization            (1,018,516)          (362,773)
                                           ------------------  -----------------

                                           $   2,508,906         11,934,569
                                           ==================  =================


(8)  Notes Payable

     A summary of notes payable follows:

                                                          December 31,
                                              ----------------------------------
                                                    2000                1999
                                              ------------------  --------------

     Note payable to commercial bank (i)      $  10,078,714          7,364,230
     Note payable to commercial bank (ii)         3,406,780          3,440,678
     Subordinated notes payable (iii)             4,419,178          3,920,727
     Demand notes payable to shareholders,
       interest at 19%                            1,000,000                 --
                                              ------------------  --------------

            Total notes payable               $  18,904,672         14,725,635
                                              ==================  ==============

                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

     (i) In December 2000, the Company amended its credit agreement with a commercial bank under a revolving line of credit. Maximum outstanding advances through February 15, 2001 shall not exceed $10,100,000 and decrease to $8,500,000 in March 2001. Amounts are generally made available under this agreement based on the sum of 85% of eligible accounts receivable and 50% of eligible inventories. Interest is payable at a variable rate (the selection of which is at the Company's discretion) and may be changed periodically. At December 31, 2000, the interest rate was 9.50%. The Company is required to pay commitment fees at an annual percentage of .5% on the average daily unused amount of the line of credit. These fees were not significant for the years ended December 31, 2000 and 1999. The due date was accelerated to March 2001.

     (ii) This note was amended in 2000 and the Company received an additional advance of $500,000. This note bears interest at a variable rate (the selection of which is at the Company's discretion) and may be changed periodically. At December 31, 2000, the interest rate was 9.50%. The due date was accelerated to March 2001.

     (iii)In connection with the Bemiss-Jason acquisition discussed in note 4, the Company issued subordinated notes payable in the amount of $3,900,000, $1,200,000 of which were issued to the previous owners of Bemiss-Jason. The interest rate is 12%. Through June 30, 2001, additional notes will be issued quarterly in an amount equal to the interest that has accrued. Thereafter, interest is to be paid quarterly in cash. Principal payments are due in eight equal quarterly installments beginning in December 2004.

     The notes payable to a commercial bank are secured by substantially all of the Company's assets and the personal guaranties of certain of the Company's shareholders and contains restrictive covenants which, among other things, (1) require the Company to maintain stated levels of earnings, interest coverage, debt coverage and net worth, (2) limit capital expenditures, indebtedness (other than that under the agreement) and lease obligations to certain levels, and (3) restrict most dividend payments. The subordinated notes payable also contain similar restrictive covenants. At December 31, 2000 and 1999, the Company was not in compliance with its debt covenants and therefore all of the debt was due on demand and is classified as current in the accompanying 2000 and 1999 consolidated financial statements.



                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(9)  Income Taxes

     The Company did not recognize any income tax benefit in the accompanying consolidated statements of operations. This treatment differs from the benefit computed by applying the Federal income tax rate of 34 percent to total pre-tax loss as a result of the following:

                                                                     2000                1999
                                                               ------------------  -----------------

     Computed "expected" tax benefit                           $   4,959,920          1,569,505
     (Increase) decrease in tax benefit resulting from:
         State income taxes                                          480,400            151,800
         Change in beginning-of-year balance of the
            valuation allowance for deferred tax assets           (5,431,000)        (1,713,600)
         Other                                                        (9,320)            (7,705)
                                                               ------------------  -----------------

                                                               $           --                  --
                                                               ==================  =================

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities follow:

                                                                           December 31,
                                                               -------------------------------------
                                                                     2000                1999
                                                               ------------------  -----------------
     Deferred tax assets:
         Accounts receivable, due to allowances for
             doubtful accounts and returns                     $     130,000             48,500
         Deferred compensation, principally due to
            accrual for financial reporting purposes                   8,000             48,500
         Inventory reserve                                           325,000            325,000
         Impairment loss recorded for financial
            reporting purposes                                     3,282,000                 --
         Tax benefit of net operating losses available
            to offset future taxable income                        5,915,000          3,732,000
                                                               ------------------  -----------------
                        Total gross deferred tax assets            9,660,000          4,154,000
         Less valuation allowance                                 (9,556,000)        (4,125,000)
                                                               ------------------  -----------------
                        Net deferred tax asset                       104,000             29,000
                                                               ------------------  -----------------
         Deferred tax liability - goodwill, due to different
            amortization period                                     (104,000)           (29,000)
                                                               ------------------  -----------------

                        Net deferred taxes                     $          --                 --
                                                               ==================  =================

     The valuation allowance for deferred tax assets as of December 31, 1999 was $4,125,000. The net change in the total allowance during the year ended December 31, 2000 totaled $5,431,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled
                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

     reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon recent operating results and projections for future taxable income over the periods in which deferred tax assets are deductible, management has recorded a valuation allowance in an amount which reduces the net deferred taxes to zero at December 31, 2000 and December 31, 1999. Subsequently recognized tax benefits, if any, relating to the valuation allowance for deferred tax assets as of December 31, 2000 will be reflected as an income tax benefit and reported in the statement of operations.

     At December 31, 2000, the Company has approximately $16,000,000 of unused U.S. Federal and state operating loss carryforwards which will expire between 2012 and 2020, if not utilized.


(10) Leases

     Future minimum lease payments under operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 2000 follow:

               Year ending
               December 31,
            -------------------
                     2001                    $     593,000
                     2002                          436,000
                     2003                          209,000
                     2004                          209,000
                     2005                          150,000
                     Thereafter                     76,000
                                             ------------------
                                             $   1,673,000
                                             ==================

     Rent expense during 2000 and 1999 approximated $734,000 and $516,000, respectively.


(11) Business and Credit Concentrations

     The Company's trade receivables are primarily concentrated with medical supply dealers and distributors. The Company performs on-going credit evaluations of its customers and generally does not require collateral on trade receivables. The Company believes that trade receivables are well diversified, thereby reducing potential credit risk, and that adequate allowances are maintained for any uncollectible trade receivables.
                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

(12) Capital Stock and Warrants

     The Company has amended its charter to change its capital structure by increasing the number of common shares it is authorized to issue to 20,000,000 and authorizing the issuance of up to 6,000,000 shares of preferred stock of $.01 par value per share. The preferred stock may be issued in one or more series as determined by the Company's board of directors. The preferred shares are entitled to receive cash dividends at the same rate per share as any dividends declared on common stock, have voting rights, are convertible into common shares based on a formula price, and have a preference in liquidation of $7.50 and $5.31 per share for Series A shares and Series B shares, respectively. Holders of Series B are senior to holders of Series A and common stock with respect to liquidation. Holders of Series A are senior to holders of common stock with respect to liquidation.

     During 1999 the Company declared and issued a stock dividend on all previously outstanding Series B shares in an amount required to effectively reduce its issuance price to $5.31 per share.

     The Company has warrants outstanding for the purchase of 434,860 shares of the Company's common stock. The warrants, which are exercisable at $.01 per share, are scheduled to expire in 2009. At the date of the issuance of the warrants, the Company's management believed that the warrants had only a minimal fair value; therefore, no value was assigned to the warrants.


(13) Stock Option Plan

     The Company's board of directors has approved up to 300,000 shares of common stock for issuance pursuant to incentive or nonqualified stock options to be granted under the DEKA Medical, Inc. 1997 Stock Option Plan (the "Plan"). The Company's board of directors may grant to employees, directors and key consultants non-transferable options to purchase shares of common stock for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the Company's board of directors, which may not be less than 100% of the fair market value of the common stock on the date of grant (110% in the case of an individual who, at the time of the grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company), in the case of incentive stock options under Section 422 of the Internal Revenue Code which may be granted only to employees. Options granted under the Plan may be exercisable in installments. Unless terminated earlier, the Plan will terminate in 2007, and options granted before that date will continue to be effective in accordance with their terms. The aggregate fair market value of stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100,000 as of the date of the most recent grant.

                                                                     (Continued)

                        DEKA MEDICAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


     Option activity during the years ended December 31, 2000 and 1999 is summarized as follows:

                                                                   Average
                                               Number of         option price
                                                shares            per share
                                           ------------------  -----------------

     Balance at December 31, 1998                 67,272       $      3.21
     Granted                                      88,500              4.01
                                           ------------------  -----------------
     Balance at December 31, 1999                155,772              3.67
                                           ------------------  -----------------
     Granted                                      50,000              4.00
     Forfeited                                   (10,227)             4.33
                                           ------------------  -----------------
     Balance at December 31, 2000                195,545       $      3.72
                                           ==================  =================

     No options were exercisable during the years ended December 31, 2000 and 1999. The weighted-average remaining contractual life of the options outstanding at December 31, 2000 is approximately 7 years. The range of exercisable prices was $2.50 - $5.25.

     In accordance with SFAS No. 123, compensation cost determined based on the fair value of the stock options at the grant dates would not have a material impact on the Company's consolidated financial statements disclosure or net loss for the years ended December 31, 2000 and 1999. The assumptions used are as follows: an expected life of 5 years, a risk free interest rate of 5.5% and no dividend yield.


(14) Related Party Transactions

     DEKA has transactions in the ordinary course of business with a company in which the owner of the company is also a stockholder of DEKA. Such transactions are at prevailing market prices. Sales to this company totaled approximately $320,000 and $398,000 for the years ended December 31, 2000 and 1999, respectively.


(15) Subsequent Events

     In February and March 2001, the Company sold substantially all of its assets, including accounts receivable, inventories, property and equipment and certain intangible assets for approximately $11,300,000 in cash, subject to post closing adjustments, to Microtek Medical, Inc. (Microtek), a subsidiary of Isolyser Company, Inc. Microtek also assumed approximately $2,200,000 of the Company's liabilities. The proceeds from the sale were used to reduce notes payable. After the sale, the Company only had a minimal amount of remaining assets.



                                       19
1361761v1

         Pro Forma Unaudited Condensed Consolidated Financial Statements

Effective March 2, 2001, Microtek acquired from Deka the Drape Assets. Effective February 2, 2001, Microtek acquired from Deka the Clean-Op Assets. Subject to post-closing adjustment, the purchase price in the Deka Acquisition was approximately $11.3 million in cash, after deducting estimated adjustments to the purchase price of approximately $600,000. Of this amount, $9.1 million was allocated to the net assets acquired and $2.2 million was recorded as goodwill.

On February 16, 2001, Isolyser acquired substantially all of the assets of MICROBasix LLC and an affiliated company (collectively, "MICROBasix") relating to the disposal or reduction in volume of low level radioactive waste generated by the nuclear industry (the "MICROBasix Acquisition"). The purchase price paid at closing for the MICROBasix Acquisition was approximately $940,000, which amount was paid as $675,000 in cash and the issuance of 250,000 shares of Isolyser's common stock having an aggregate market value of approximately $265,000 on the acquisition date.

The following unaudited pro forma condensed consolidated balance sheet of Isolyser as of December 31, 2000 gives effect to the Deka Acquisition and the MICROBasix Acquisition as if such acquisitions had occurred on December 31, 2000. The following unaudited pro forma condensed consolidated statement of operations of Isolyser for the year ended December 31, 2000, gives effect to the Deka Acquisition and the MICROBasix Acquisition as if such acquisitions had occurred on January 1, 2000. The pro forma financial information should be read in conjunction with the historical consolidated financial statements of Isolyser and the related notes thereto appearing in Isolyser's Annual Report on Form 10-K for the year ended December 31, 2000, previously filed with the Securities and Exchange Commission. The pro forma financial information is not necessarily indicative of the results that would have been reported had such acquisitions occurred at the dates specified, nor is it necessarily indicative of future results.

                                              ISOLYSER COMPANY, INC.
                             Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                                December 31, 2000
                                                  (in thousands)
                                                                         Pro Forma
                                                      Historical        Adjustments                  Pro Forma
                                                     -------------   ------------------           -----------------
ASSETS
Current assets
     Cash and cash equivalents                       $     14,379              (3,799)  (1,4)               10,580
     Accounts receivable, net                              12,269                4,109  (2)                 16,378
     Inventories, net                                      16,160                4,683  (2)                 20,843
     Prepaid expenses and other assets                      1,633                    -                       1,633
                                                     -------------   ------------------           -----------------
         Total current assets                              44,441                4,993                      49,434

Property, plant and equipment                              19,980                2,146  (2,3)               22,126
   Less accumulated depreciation                         (12,948)                    -                    (12,948)
                                                     -------------   ------------------           -----------------
       Property, plant, and equipment, net                  7,032                2,146                       9,178
                                                     -------------   ------------------           -----------------

Intangibles and other assets, net                          25,496                4,357 (2,3,4,5)            29,853
                                                     -------------   ------------------           -----------------
                                                     $     76,969               11,496                      88,465
                                                     =============   ==================           =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                                          4,035                2,185  (2)                  6,220
  Accrued compensation                                      1,164                    -                       1,164
  Other accrued liabilities                                 3,302                    -                       3,302
  Current portion of deferred licensing revenue             1,508                    -                       1,508
  Current portion of long-term debt                           256                    -                         256
  Current portion of product financing agreement              520                    -                         520
                                                     -------------   ------------------           -----------------
         Total current liabilities                         10,785                2,185                      12,970

Deferred licensing revenue                                  1,508                    -                       1,508
Long-term debt                                                491                8,308  (6)                  8,799
Long-term portion of product financing agreement              406                    -                         406
Other long-term liabilities                                   181                  738  (5)                    919
                                                     -------------   ------------------           -----------------
         Total liabilities                                 13,371               11,231                      24,602

Shareholders' equity
     Common stock                                              42                    -                          42
     Additional paid-in capital                           208,613                  265  (7)                208,878
     Accumulated deficit                                (143,425)                    -                   (143,425)
     Unearned shares restricted to employee
     stock ownership plan                                   (120)                    -                       (120)
     Cumulative translation adjustment                      (180)                    -                       (180)
                                                     -------------   ------------------           -----------------
                                                           64,930                  265                      65,195
Treasury shares, at cost                                  (1,332)                    -                     (1,332)
                                                     -------------   ------------------           -----------------
     Total shareholders' equity                            63,598                  265                      63,863
                                                     -------------   ------------------           -----------------
                                                     $     76,969               11,496                      88,465
                                                     =============   ==================           =================

See accompanying notes.

                                                  ISOLYSER COMPANY, INC.
                                 Unaudited Condensed Consolidated Statement of Operations
                                               Year Ended December 31, 2000
                                           (in thousands, except per share data)

                                                                               Pro Forma
                                                        Historical            Adjustments                    Pro Forma
                                                     ------------------   --------------------           -------------------
Net revenues                                         $          56,364                 22,749  (8)                   79,113
                                                                35,938                 21,639  (8,9)                 57,577
                                                     ------------------   --------------------           -------------------
    Gross profit                                                20,426                  1,109                        21,535

Operating expenses:
    Selling, general and administrative                         21,246                  3,289  (8,10,11)             24,535
    Amortization of intangibles                                  1,780                    338  (12)                   2,118
    Research and development                                     4,098                      -                         4,098
    Restructuring charge                                         1,555                      -                         1,555
    Other                                                         (21)                      -                          (21)
                                                     ------------------   --------------------           -------------------
        Total operating expenses                                28,658                  3,627                        32,285

Loss from operations                                           (8,232)                (2,517)                      (10,749)

Interest income                                                    823                      -                           823
Interest expense                                                 (474)                  (623)  (13)                 (1,097)
Loss from minority equity position                             (4,104)                      -                       (4,104)
                                                     ------------------   --------------------           -------------------

Loss before income tax provision                              (11,987)                (3,140)                      (15,127)

Income tax provision                                               155                  (157)  (14)                     (2)
                                                     ------------------   --------------------           -------------------

Net loss                                             $        (12,142)                (2,983)                      (15,125)
                                                     ==================   ====================           ===================

Net loss per common share:
      Basic                                          $          (0.29)                                               (0.36)
      Diluted                                        $          (0.28)                                               (0.35)

Weighted average number of common shares outstanding:
      Basic                                                     41,269                                               41,519
      Diluted                                                   43,221                                               43,471


See accompanying notes.

         Notes To Pro Forma Condensed Consolidated Financial Statements
                      (All dollar amounts are in thousands)

1.   To  record  the  portion  of  the  Deka   Acquisition  and  the  MICROBasix
     Acquisition purchase prices which were funded with available cash (see summary of the financing of each transaction below).

               Deka Acquisition                         $       3,000
               MICROBasix Acquisition                             675
                                                        -------------
                                                        $       3,675
                                                        =============

2. With respect to the Deka Acquisition, to record the estimated fair value of the assets acquired and the liabilities assumed and to reflect the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill). The tentative purchase price, purchase price allocation and the financing of the transaction are summarized as follows:

               Purchase price paid as:
                 Cash                                                                     $  3,000
                 Proceeds of debt issue                                                      8,308
                                                                                          --------
                          Total purchase consideration                                      11,308
               Allocated to:
                 Accounts receivable, net                                $  4,109
                 Inventories, net                                           4,683
                 Property and equipment                                     1,946
                 Identifiable intangible assets:
                     Non-compete agreements                                   400
                     Customer lists                                           200
                 Accounts payable                                          (2,185)
                                                                         ---------
                          Total allocation                                                   9,153
                                                                                          --------
               Excess purchase price over allocation to
                  identifiable assets and liabilities (goodwill)                          $  2,155
                                                                                          ========

3. With respect to the MICROBasix Acquisition, to record the estimated fair value of the assets acquired. The tentative purchase price, purchase price allocation and the financing of the transaction are summarized as follows:

               Purchase price paid as:
                 Cash                                                                     $   675
                 Common stock                                                                 265
                                                                                          -------
                          Total purchase consideration                                        940
               Allocated to:
                 Property and equipment                                    $  200
                 Identifiable intangible assets:
                     Non-compete agreements                                   100
                     Intellectual property                                    640
                                                                           ------
                          Total allocation                                                    940
                                                                                          -------
               Excess purchase price over allocation to
                  identifiable assets and liabilities (goodwill)                          $     --
                                                                                          ========

4.   To  record  the  direct  costs  incurred  in  conjunction   with  the  Deka
     Acquisition, as follows:

               Accounting and audit fees                $          62
               Legal fees                                          61
               Escrow fees                                          1
                                                        -------------
                                                        $         124
                                                        =============

5. To record the present value of $738 with respect to the notes payable agreements entered into with certain key employees of Deka. The notes provide for a total payment of $1,080 to seven individuals in March 2005, subject to certain terms and conditions and the attainment of specified sales and growth goals.

6. To record the financing of a portion of the Deka Acquisition purchase price under the Company's long-term credit agreement. This entry assumes that the estimated working capital adjustment of approximately $576 was used to repay amounts initially drawn to fund the purchase.

7. To record the financing of a portion of the MICROBasix Acquisition purchase price through the issuance of 250,000 shares of Isolyser's common stock having an aggregate market value of approximately $265,000 on the acquisition date.

8. To record the historical net revenues, cost of goods sold, and selling, general and administrative expenses related to the Deka assets acquired for the period from January 1, 2000 to December 31, 2000:

               Net revenues                                      $     22,749
               Cost of goods sold                                     (22,225)
                                                                 -------------
                    Gross profit                                          524

               Selling, general and administrative expenses            (3,807)
                                                                 -------------
                                                                 $     (3,283)
                                                                 =============

9. To reduce Deka's historical cost of goods sold for cost reductions related to facilities closures and employee terminations at Deka's Jacksonville facility which was closed in conjunction with the Deka acquisition, as follows:

               Facilities costs, including rent and
                  utilities                                         $    140
               Employee-related costs, including salaries
                  and benefits of terminated employees                   446
                                                                    --------
                                                                    $    586
                                                                    ========

10. To reduce Deka's historical general and administrative expenses for cost reductions related to Deka's corporate offices which were closed and Deka's executive management and consultants who were terminated as a result of the Deka acquisition, as follows:

               Facilities costs, including rent and
                  utilities                                         $    89
               Employee-related costs, including salaries
                  and benefits of terminated employees and
                  consultants                                            700
                                                                    --------
                                                                    $    788
                                                                    ========

11. To reflect the annual compensation expense of $270 related to the employee note arrangements discussed in note 5 above. The arrangements provide for a total payment of $1,080 in March 2005. This amount is being recognized as compensation expense ratably over the 48-month term of the employee note arrangements.

12. To reflect the increase in amortization expense due to (a) the amortization of goodwill on a straight-line basis over 15 years, and (b) the amortization of intangibles and direct acquisition costs on a straight-line basis over periods of 5 to 15 years, as follows:

               Amortization of goodwill                     $        144
               Amortization of intangibles and direct
                    acquisition costs                                194
                                                            ------------
                                                            $        338
                                                            ============

13. To reflect the increase in interest expense resulting from the issuance of debt to finance a portion of the Deka Acquisition purchase price. The interest rate on the new debt of $8,308 is assumed to be 7.5%. A change of 1/8 percent in the interest rate would result in a change in interest expense and net loss of $10 and $9 before and after taxes, respectively.

14. To reflect the income tax effect of the pro forma adjustments which together increased the Company's loss from operations by $3,140. An effective tax rate of 5.0% was used with respect to state taxes. No amount for Federal income taxes has been provided as the Company has net operating loss carryforwards which are available to offset Isolyser's Federal tax liability.



                                       25
1361248
1361828